UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )
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BECTON, DICKINSON AND COMPANY
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BD is writing to supplement the information in its proxy statement dated December 17, 2020 for the 2021 annual meeting to be held on January 26, 2021. We are asking shareholders to support and vote FOR Proposal 3, the Advisory Vote to Approve Named Executive Officer Compensation.
As we explain in our proxy statement, the pandemic significantly impacted actual and projected Performance Unit payouts, which are part of our broad-based long-term equity compensation program awards for a large group of key leaders. The awards granted in 2018 ultimately vested in November 2020 at 45% of target. In addition, the in-flight Performance Unit awards granted in 2019 also suffered a similar substantial decrease in projected value. After a thorough review with its independent compensation consultant, the Compensation and Management Development Committee (CMDC) gave a special, one-time grant of SARs in fiscal 2021 to BD associates who received the 2018 or 2019 Performance Units, including three of our named executive officers (NEOs).
We wanted to provide our shareholders with additional context about these grants, including:
•This was a broad-based action in which 233 BD associates participated in the supplemental SAR grant. The one-time grant was a direct response to the fact that the global pandemic significantly impacted the earned opportunity for our in-cycle 2018-2020 and 2019-2021 Performance Units.
•The aggregate grant value of the supplemental SAR grant to the three NEOs in question was less than $1 million. Although he was eligible, our CEO voluntarily declined the award.
•The grant value of the one-time supplemental SARs was not intended to “make whole” the loss of the award values. Rather, it was designed to provide the opportunity for approximately 50% of the lost value of these Performance Units. Importantly, no changes were made to the performance targets of any in-flight awards.
•The CMDC never considered time vesting restricted stock units as the grant vehicle. Only through long-term stock price appreciation and continued service will a BD associate receiving one-time supplemental SARs be able to earn a portion of the lost Performance Unit value. Without stock price appreciation, these one-time supplemental SARs have no intrinsic value. With long-term stock price appreciation, any shares earned from the one-time grant of supplemental SARs are subject to BD’s share retention and ownership guidelines applicable to NEOs and other executives.
The supplemental SAR grant should also be viewed in the broader context of executive compensation for the year, including the fact that the NEOs that received the award did not receive salary raises for the year, took a temporary pay cut during the year, had their matching contributions under our 401(k) plan suspended and received below target bonuses for the year.

It is also important to note the resilience shown by BD during 2020 in response to the pandemic. As more fully described in our proxy statement, BD management took decisive action to respond to the unprecedented disruption caused by COVID-19.
•Actions were quickly taken to protect our global associates, including travel restrictions, work-from-home requirements and preventative measures at our sites.
•Management ensured BD’s ongoing liquidity and financial flexibility through financing activities, cash preservation initiatives, capital expense reductions and cost control measures.
•We proactively managed our supply chain to ensure that BD could continue to serve our customers, and the company did not experience any significant disruption to its operations or supply chain.
•We suspended BD matching contributions under our savings plans and temporarily reduced executive salaries (with Board members also temporarily reducing their cash compensation).
•Temporary furloughs (with full benefits and company-paid premiums) were instituted due to lower demand for certain product lines.
BD also deployed its expertise and scale to contribute significantly to the global healthcare response to COVID-19. We increased the manufacturing of needed products, such as extension IV sets, and ensured the delivery of our essential medical products to the frontline around the world. BD developed multiple new products to help aid in the detection and identification of COVID-19, including our BD Max™ molecular diagnostic tests and our BD Veritor™ rapid, point-of-care diagnostic test. Our leading position as a manufacturer of needles and syringes also enabled us to partner with the U.S. and other governments to prepare for COVID-19 vaccination campaigns. In December 2020, we surpassed the 1 billion injection device milestone for pandemic orders.
For these reasons, we urge shareholders to vote FOR our Say on Pay proposal (Item 3).
Our proxy statement, this supplemental proxy material and our 2020 annual report are available at www.proxyvote.com.

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